UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
               DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-52929


                                GUAR GLOBAL LTD.
             (Exact name of registrant as specified in its charter)

                             407 E. Louisiana Street
                                    Suite 104
                              McKinney Texas 75069
                                 (214) 380-9677
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, Par Value $0.0001
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)         [X]
       Rule 12g-4(a)(2)         [ ]
       Rule 12h-3(b)(1)(i)      [X]
       Rule 12h-3(b)(1)(ii)     [ ]
       Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: 15

     Pursuant to the requirements of the Securities Exchange Act of 1934, Guar Global Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 3, 2014                         By: /s/ Michael C. Shores
                                               ---------------------------------
                                            Name:  Michael C. Shores
                                            Title: Chief Executive Officer
                                                   (Principal Executive Officer)